CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements (Nos. 333-70461, 333-72109, 333-77153, 333-80277, 355-80285, and 333-92295) on Form S-8 of our report dated October 6, 2006, relating to the consolidated financial statements of Internet America, Inc. and Subsidiaries appearing in this Annual Report on Form 10-KSB for the year ended June 30, 2006.

/s/ UHY LLP

Houston, Texas
October 6, 2006